UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Consent Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant

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  Preliminary Consent Statement
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  Definitive Consent Statement
  Definitive Additional Materials
  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CRITICARE SYSTEMS, INC.
________________________________________________________________________________________________________
(Name of Registrant as Specified in Its Charter)

BLUELINE PARTNERS, L.L.C. ________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BlueLine Comments on Latest Management Self-Dealing at Criticare

DANVILLE, Calif., Sept 29 /PRNewswire-FirstCall/ – BlueLine Partners today commented on recent changes to management employment contracts at Criticare Systems, Inc. (AMEX: CMD). In an SEC filing yesterday, Criticare disclosed that the employment contracts of six Criticare executives have been amended to give each executive the right to quit the company and receive substantial severance payments, the acceleration of all unvested options and other significant benefits if BlueLine’s current stockholder consent solicitation is successful. If triggered, the cash payments alone would exceed $1.8 million.

“We are not surprised by this blatant attempt to place management’s interests ahead of those of the stockholders” said William Moore, a director at BlueLine. “The board is attempting to create a form of poison pill to deter stockholders from exercising their rights under both Delaware law and the company’s bylaws to make changes to the board. If the current board doesn’t like the decision made by a majority of Criticare’s stockholders, they would punish all of the stockholders by using the company’s money to create a cash incentive for management to quit,” Moore continued.

“There is no legitimate business purpose to these actions,” said Scott Shuda, a director at BlueLine. “While properly crafted severance arrangements can serve to retain management, these changes do exactly the opposite. I don’t see how anyone can pretend that provisions designed to simultaneously strip the company of both its management and its cash is in any way beneficial to Criticare’s stockholders,” Shuda continued.

“Management recently used the company’s money to mail letters to stockholders full of false statements on how BlueLine has plans to harm the company,” said Moore. “Now they’ve done something far worse than anything they attributed to BlueLine – Criticare can’t operate properly if it has to pay two management teams simultaneously. This is yet another example that the interests of management and the current board are not properly aligned with those of Criticare’s stockholders and is further evidence that changes need to be made at Criticare,” Moore continued.

BlueLine is exploring the legal remedies available to Criticare stockholders to rescind these agreements and to hold members of Criticare’s board personally liable for breaching their fiduciary duties. BlueLine is confident that a re-formed board of directors will resolve this issue in manner consistent with stockholder interests.

Additional Information and Where to Find It

BlueLine has filed a consent solicitation statement and other relevant materials with the Securities and Exchange Commission (“SEC”). Before making any voting decision with respect to the proposed solicitation, Criticare stockholders are urged to read the consent solicitation statement and other relevant materials because they will contain important information about the proposed solicitation. The consent solicitation statement and other relevant materials, and any other documents filed by BlueLine with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, copies of the consent statement are available at BlueLine’s website at www.bluelinepartners.com or by mail to BlueLine, 4115 Blackhawk Plaza Circle, Danville, CA 94506, attention: Scott A. Shuda, telephone: 925-648-2085. You may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Interests of Certain Persons in the Solicitation

BlueLine and its officers may be deemed to be participants in the solicitation of consents from Criticare stockholders in favor of the proposed consent solicitation. William M. Moore, an officer of BlueLine, has interests in the transaction that may differ from the interests of Criticare stockholders generally, inasmuch as he will be elected to the Criticare board of directors if the consent solicitation is successful. These interests are described in the consent solicitation statement.